UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2018

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 16, 2018, NetScout Systems, Inc. (the “Company” or “NetScout”) entered into an amendment and restatement (the “Amendment”) of its Credit Agreement, dated as of July 14, 2015 (the “Original Credit Agreement”; as amended by the Amendment, the “Amended Credit Agreement”), by and among: the Company; certain subsidiaries of the Company as loan parties; the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Amended Credit Agreement provides for a new five-year $1,000,000,000 senior secured revolving credit facility (increased from $800,000,000 under the Original Credit Agreement), including a letter of credit sub-facility of up to $75,000,000 (increased from $50,000,000 under the Original Credit Agreement). The Company may elect to use the new credit facility for working capital and other general corporate purposes, including to repurchase common stock. The commitments under the Amended Credit Agreement will expire on January 16, 2023, and any outstanding loans will be due on that date.

At the Company’s election, revolving loans under the Amended Credit Agreement bear interest at either (a) a Base Rate (determined in a customary manner); or (b) an adjusted LIBO rate (for the interest period selected by the Company), in each case plus an applicable margin.

For the initial period until the Company has delivered financial statements for the quarter ended March 31, 2018 (or June 30, 2018, in the event the Company has not consummated the first purchase under its accelerated repurchase program prior to March 31, 2018), the applicable margin will be 1.50% per annum for LIBOR loans and 0.50% per annum for Base Rate loans, and thereafter the applicable margin will vary depending on the Company’s leverage ratio, ranging from 1.00% per annum for Base Rate loans and 2.00% per annum for LIBOR loans if the Company’s consolidated leverage ratio is greater than 3.50 to 1.00, down to 0.00% per annum for Base Rate loans and 1.00% per annum for LIBOR loans if the Company’s consolidated leverage ratio is equal to or less than 1.50 to 1.00.

The Company’s consolidated leverage ratio is the ratio of its total funded debt compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including, without limitation, adjustments relating to extraordinary, unusual or non-recurring charges, certain restructuring charges, non-cash charges, certain transaction costs and expenses and certain pro forma adjustments in connection with material acquisitions and dispositions, all as set forth in detail in the definition of Consolidated EBITDA in the Amended Credit Agreement. The Amended Credit Agreement provides for increases to limits on certain of these adjustments to Consolidated EBITDA which are beneficial to the Company, including, (1) increasing the limit for add-backs for extraordinary, unusual or non-recurring losses, charges or expenses for any test period from $10,000,000 to the greater of $20,000,000 and 7.5% of Consolidated EBITDA for such test period and (2) increasing the limit for add-backs for pro forma adjustments for permitted acquisitions and nonrecurring integration or restructuring expenses in connection with acquisitions and restructurings outside the ordinary course of business from 15.0% to 17.5% of Consolidated EBITDA.

Commitment fees will accrue on the daily unused amount of the credit facility. For the initial period until the Company has delivered financial statements for the quarter ended March 31, 2018 (or June 30, 2018, in the event the Company has not consummated the first purchase under its accelerated repurchase program prior to March 31, 2018), the commitment fee will be 0.25% per annum, and thereafter the commitment fee will vary depending on the Company’s consolidated leverage ratio, ranging from 0.30% per annum if the Company’s consolidated leverage ratio is greater than 3.50 to 1.00, down to 0.15% per annum if the Company’s consolidated leverage ratio is equal to or less than 1.50 to 1.00.

Letter of credit participation fees are payable to each lender on the amount of such lender’s letter of credit exposure, during the period from the closing date of the Amended Credit Agreement to, but excluding, the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for LIBOR loans. Additionally, the Company will pay a fronting fee to each issuing bank in amounts to be agreed to between the Company and the applicable issuing bank.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on LIBOR loans is payable at the end of each interest rate period or at the end of each three-month interval within an interest rate period if the period is longer than three months. The Company may also prepay loans under the Amended Credit Agreement at any time, without penalty, subject to certain notice requirements.

The loans and other obligations under the credit facility are (a) guaranteed by each of the Company’s wholly-owned material domestic restricted subsidiaries, subject to certain exceptions, and (b) are secured by substantially all of the assets of the Company and the subsidiary guarantors, including a pledge of all the capital stock of material subsidiaries held directly by the Borrower and the subsidiary guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting stock), subject to certain customary exceptions and limitations. The Amended Credit Agreement generally prohibits any other liens on the assets of the Company and its restricted subsidiaries, subject to certain exceptions as described in the Amended Credit Agreement.

The Amended Credit Agreement contains certain covenants applicable to the Company and its restricted subsidiaries, including, without limitation, limitations on additional indebtedness, liens, various fundamental changes, dividends and distributions, investments (including acquisitions), transactions with affiliates, asset sales, including sale-leaseback transactions, speculative hedge agreements, payment of junior financing, changes in business and other limitations customary in senior secured credit facilities. The Amended Credit Agreement provides for increases in baskets available to the Company and its restricted subsidiaries to incur additional indebtedness, to repay junior financing, for asset sales and to make investments and restricted payments (including in connection with the company’s accelerated share repurchase program and other share repurchases). The Amended Credit Agreement also provides for an increase to the maximum pro forma consolidated leverage ratio the Company must not exceed in order to access the unlimited investments basket from 2.25 to 1.00 to 3.25 to 1.00 and the unlimited restricted payments basket from 2.25 to 1.00 to 3.00 to 1.00. In addition, the Company is required to maintain a consolidated leverage ratio of less than 4.00 to 1.00, stepping down to 3.75 to 1.00 on the fiscal quarter ending June 30, 2019, then down to 3.50 to 1.00 on the fiscal quarter ending December 31, 2020. The Amended Credit Agreement allows the Company to elect to increase the permitted consolidated leverage ratio by 0.25 to 1.00 for four fiscal quarters in the event the Company consummates an acquisition for consideration in excess of $100,000,000 that, on a pro forma basis, would result in an increase in the consolidated leverage ratio by 0.25 to 1.00 or more; provided that the Company may not make such election more than two times during the term of the facility and the consolidated leverage ratio may not exceed 4.00 to 1.00 at any time. Consistent with the terms of the Original Credit Agreement, the Company is also required under the Amended Credit Agreement to maintain a consolidated interest coverage ratio of not less than 3.25 to 1.00. These covenants and limitations are more fully described in the Amended Credit Agreement.

The Amended Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Amended Credit Agreement and related documents, defaults under certain other indebtedness, certain insolvency events, certain events arising under ERISA, a change of control and certain other events. Upon an event of default, the administrative agent with the consent of, or at the request of, the holders of more than 50% in principal amount of the loans and commitments, may terminate the commitments and accelerate the maturity of the loans and enforce certain other remedies under the Amended Credit Agreement and the other loan documents.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement which is attached to the Amendment, attached hereto as Exhibit 10.5 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number

10.5	Amendment and Restatement Agreement dated as of January 16, 2018, to the Credit Agreement, dated as of July 14, 2015, by and among NetScout Systems, Inc.; certain subsidiaries of NetScout Systems, Inc. as loan parties; the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent attaching the Amended and Restated Credit Agreement, dated as of January 16, 2018, by and among NetScout Systems, Inc.; JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and KeyBanc Capital Markets Inc., as joint lead arrangers and joint bookrunners; SunTrust Bank, N.A., Santander Bank, N.A., U.S. Bank National Association and Fifth Third Bank, as co-documentation agents; and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Chief Financial Officer

Date: January 18, 2018